DYNAMIC MATERIALS REPORTS RECORD FOURTH QUARTER
                         AND FULL-YEAR FINANCIAL RESULTS

Highlights:
o o Fourth quarter revenue increases 126% to $20.0 million
o o Company reports fourth quarter EPS of $0.41 versus $0.11 loss in year-ago period
o o Year-over-year income from continuing operations up 243% on 51% revenue increase
o o Backlog at Explosive Metalworking Group grows to a record
    $27.5 million

BOULDER, Colo. Feb. 22, 2005 - Dynamic Materials Corporation (DMC)
(Nasdaq: BOOM), a leading international provider of explosion-bonded clad metal plates and other metal fabrications, today announced record sales and earnings results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth quarter sales increased 126% to $20.0 million from $8.8 million in the fourth quarter of 2003. Net income for the fourth quarter was $2.3 million, or $0.41 per diluted share, versus a net loss of $0.6 million, or $0.11 per diluted share, in the comparable period of 2003. Fourth quarter net income was positively impacted by a $0.5 million reduction in income tax expense relating principally to the recognition of certain research and development and foreign tax credits. The net loss in the 2003 fourth quarter included a loss from discontinued operations of $0.5 million, or $0.09 per diluted share.

Full-year Results
Sales in 2004 advanced 51% to $54.2 million from $35.8 million in 2003. Income from continuing operations increased 243% to $4.4 million, or $0.81 per diluted share, from $1.3 million, or $0.25 per diluted share, in 2003. Net income was $2.8 million, or $0.53 per diluted share, versus a net loss of $0.7 million, or $0.12 per diluted share, in 2003. Net income in 2004 was impacted by a loss from discontinued operations of $1.6 million, or $0.28 per diluted share, related to the Company's September 17, 2004, divestiture of its Spin Forge Division. The Company's 2003 bottom-line performance was impacted by the combined 2003 operating losses of Spin Forge and the former Precision Machined Products ("PMP") division, which was sold on October 7, 2003, and a $0.7 million loss on the sale of PMP, which was recorded in the third quarter of 2003.

Explosive Metalworking Group
Sales at the Company's Explosive Metalworking Group increased 131% to a quarterly record $19.0 million versus sales of $8.2 million in the fourth quarter of 2003. Approximately $4.3 million of the Group's fourth quarter sales were attributable to a $5.5 million nickel hydrometallurgy project in Australia. The Company expects to recognize the final $0.6 million associated with the project during the first quarter of 2005. Group operating income increased to $2.9 million from $0.5 million in the fourth quarter of 2003.


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For the full fiscal year, Explosive Metalworking Group sales increased 56% to
$51.4 million from $33.0 million in 2003. Group operating income increased 131% to $6.6 million versus $2.9 million in 2003. The increase reflects management's efforts to leverage revenue growth and is indicative of a more favorable absorption of both fixed manufacturing overhead expenses and operating expenses.

In addition to achieving record fourth quarter shipments, the Explosive Metalworking Group ended the period with a record order backlog of $27.5 million. This compares with a backlog of $25.6 million at September 30, 2004, and $11.7 million at the end of 2003.

AMK Welding
The Company's AMK Welding division reported fourth quarter sales of $1.0 million, a 60% increase versus the $0.6 million reported in the fourth quarter of 2003. AMK's fourth quarter operating income increased to $0.2 million from $13,218 in the prior-year fourth quarter.

Full-year sales at AMK were $2.8 million versus $2.7 million in 2003, and operating income was $0.3 million versus $0.5 million in 2003. The decline in operating income was primarily attributable to a reduction in development work on ground-based turbines, and an increase in operating expenses. Management said that while it anticipates relatively slow first quarter sales at AMK, prospects for the balance of the year and beyond appear good. One of the division's key customers will initiate full-scale production of the previously mentioned ground-based turbines, and demand for commercial aircraft engines - an important market for AMK - continues to improve.

Management Commentary
Yvon Cariou, president and CEO, stated, "Our strong 2004 financial results are indicative of robust project activity within several of our target markets, including petrochemical, refining, hydrometallurgy, aluminum smelting and shipbuilding. Domestic demand within the refinery industry has been especially strong, due in part to customer compliance with new clean fuels regulations. We do expect that the domestic demand in this sector will begin to moderate during the coming year as we get closer to 2006 compliance deadline dates."

Cariou added, "Our recent performance also reflects the strong reputation we have established with our domestic and international customer base in our core explosion welding business. We are very focused on delivering high-quality, reliable products on time and on budget. As a result of this commitment, we have become the dominant clad supplier to many of the industries we serve.

"Our fourth quarter performance was unusually strong, thanks in part to our work on the Ravensthorpe nickel project in Australia. However, despite reporting record fourth quarter shipments, our order backlog at the end of the year was at an all-time high. Given this momentum, we obviously are encouraged by our prospects for continued growth."

Cariou said that during fiscal 2005, management intends to commit approximately $2.4 million to capital improvements and expansion programs at its Mt. Braddock, Nobelclad and AMK Welding operations. The investments will nearly double 2004 capital spending, and will allow the Company to more effectively pursue new growth opportunities.

Note on Spin Forge Divestiture
As previously reported, DMC divested its Spin Forge Division on September 17, 2004, under a transaction that included the subleasing of the Spin Forge real estate. It has been determined that the accounting treatment of the Spin Forge real estate lease should have been changed to capital lease accounting in 2003 due to an increase in the value of the underlying property. Consequently, the Company will restate its December 31, 2003, balance sheet to add a capital lease asset of $2.9 million and an offsetting capital lease obligation of the same amount under the assets and liabilities of discontinued operations. There will be no impact on the Company's historical income statements. The Company continues to hold an option to purchase the Spin Forge real estate for $2.9 million that can be exercised between November 1, 2006 and January 31, 2007. Additional detail related to this balance sheet restatement will be available in the Company's Form 10-K, which will be filed with the Securities and Exchange Commission in March.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-bonded clad metal plates and other metal fabrications for use in petrochemical, chemical processing, power generation, commercial aircraft, defense and a variety of other industries. The Company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to perform metal cladding, and AMK Welding, which utilizes various technologies to weld components for use in jet engines and ground-based turbines. For more information, visit the Company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2003.


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DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands, Except Per Share Data)
                                   (unaudited)
                                Three months ended      Twelve months ended
                                   December 31,            December 31,
                                2004         2003        2004        2003
     NET SALES                 20,026        8,849      54,165      35,779
     COST OF PRODUCTS SOLD     14,773        6,785      40,559      26,802
        Gross profit            5,253        2,064      13,606       8,977
     COSTS AND EXPENSES:
      General and
       administrative
       expenses                 1,233          764       3,335       2,645
      Selling expenses            912          830       3,383       3,016
        Total costs and
         expenses               2,145        1,594       6,718       5,661
     INCOME FROM OPERATIONS
      OF CONTINUING
      OPERATIONS                3,108          470       6,888       3,316
     OTHER INCOME (EXPENSE):
      Other income
       (expense), net               5           (3)          7         (19)
      Interest expense           (203)        (121)       (554)       (518)
      Interest income               5            7          23           9
       INCOME BEFORE INCOME
        TAXES AND
        DISCONTINUED
        OPERATIONS              2,915          353       6,364       2,788
     INCOME TAX PROVISION         619          436       1,961       1,504
     INCOME (LOSS) FROM
      CONTINUING OPERATIONS     2,296          (83)      4,403       1,284
     DISCONTINUED OPERATIONS:
      Loss from operations
       of discontinued
       operations, net
       of tax benefit              --         (496)       (783)     (1,283)
      Loss on sale of
       discontinued
       operations, net
       of tax benefit              --           --        (787)       (710)
        Loss from
         discontinued
         operations                --         (496)     (1,570)     (1,993)
     NET INCOME (LOSS)          2,296         (579)      2,833        (709)
     INCOME (LOSS) PER
      SHARE - BASIC:
      Continuing operations     $0.44       $(0.02)      $0.86       $0.25
      Discontinued operations      --        (0.09)      (0.31)      (0.39)
      Net Income (Loss)         $0.44       $(0.11)      $0.55      $(0.14)
     INCOME (LOSS) PER
      SHARE - DILUTED:
      Continuing operations     $0.41       $(0.02)      $0.81       $0.25
      Discontinued operations      --        (0.09)      (0.28)      (0.37)
      Net Income (Loss)         $0.41       $(0.11)      $0.53      $(0.12)
     WEIGHTED AVERAGE
      NUMBER OF SHARES
       OUTSTANDING -
      Basic                 5,207,765    5,073,378   5,134,540   5,067,324
      Diluted               5,689,495    5,073,378   5,484,045   5,310,806